                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. __)*

                              VISIBLE GENETICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92829S104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 4, 2002
--------------------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 92829S104                       13G                      Page 2 of 7

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

         K2 ARBITRAGE FUND, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        ONTARIO, CANADA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              1,484,154
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY              -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING              1,484,154
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8     -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,484,154
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         7.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         PN
------------------------------------------------------------------------------

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CUSIP NO. 92829S104                      13G                       Page 3 of 7

------------------------------------------------------------------------------

      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

          K2 GENPAR, INC.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          ONTARIO, CANADA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              1,484,154
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY                -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               1,484,154
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            1,484,154
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            7.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           CO
------------------------------------------------------------------------------

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CUSIP NO. 92829S104                       13G                      Page 4 of 7

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

         SHAWN KIMEL
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         ONTARIO, CANADA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF             1,484,154
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY               -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING              1,484,154
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           1,484,154
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           7.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           IN
------------------------------------------------------------------------------

CUSIP NO. 92829S104                        13G                       Page 5 of 7



ITEM 1(a). NAME OF ISSUER.

     The name of the Issuer is VISIBLE GENETICS INC. (the "Issuer").

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     The Issuer's principal executive offices are located at 700 Bay Street, Toronto, Ontario, Canada M5G 1Z6.

ITEM 2(a). NAME OF PERSON FILING.

     This statement is being filed on behalf of each of the following persons (the "Reporting Persons"): K2 Arbitrage Fund, L.P., K2 GenPar, Inc. and Shawn Kimel.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

     The address of the principal business office of each of the Reporting Persons is 444 Adelaide West, Toronto, Ontario, M5V 1S7.

ITEM 2(c). CITIZENSHIP.

     K2 Arbitrage Fund, L.P. is an Ontario limited partnership. K2 GenPar, Inc. is an Ontario corporation. Shawn Kimel is a citizen of Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES.

     This statement relates to Common Shares, no par value ("Common Shares") of the Issuer.

ITEM 2(e). CUSIP NUMBER.

     The CUSIP number for the shares of Common Shares is 92829S104.

ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

     Pursuant to Rule 13d-3, at the close of business on September 11, 2002, each of the Reporting Persons may be deemed to be the beneficial owner of 1,484,154 shares of the Common Shares, which constitutes approximately 7.73% of the 19,197,191 shares of the Common Shares outstanding at December 31, 2001, according to the Issuer's Annual Report on Form 20-F filed on June 14, 2002. Each of the Reporting Persons has the sole power to vote or to direct the vote of 1,484,154 shares of Common Shares; each of the Reporting Persons has the sole power to dispose or to direct the disposition of 1,484,154 shares of Common Shares.

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CUSIP NO. 92829S104                         13G                      Page 6 of 7




ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Items 1-4.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.   CERTIFICATIONS.

     By signing below each of the Reporting Persons certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 92829S104                        13G                       Page 7 of 7



SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Persons, each of the Reporting Persons certifies that the information set forth in this statement is true, complete and correct.

     Pursuant to Rule 13d-1(k)(1)(ii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned Reporting Persons agree that the attached statement is filed on behalf of each of them in the capacities set forth below.

     Dated: September 12, 2002

                                      K2 ARBITRAGE FUND, L.P.

                                               By:   K2 GENPAR, INC.
                                               Its:  General Partner

                                                     /s/ SHAWN KIMEL
                                                     ---------------------------
                                                     Shawn Kimel,
                                                     President and Secretary



                                      K2 GENPAR, INC., an Ontario corporation



                                               By:   /s/ SHAWN KIMEL
                                                     ---------------------------
                                                     Shawn Kimel, President



                                      /s/  SHAWN KIMEL
                                      ------------------------------------------
                                      Shawn Kimel